Exhibit 10.1

August 13, 2012

      Sent via E-Mail and U.S. Mail
Brightline Ventures
1120 Avenue of the Americas, Suite 1505
New York, NY 10036

Dear Ed:

Pursuant to the approval of the Board of Directors, Z Trim Holdings, Inc. (the “Company”) agrees, in exchange for Brightline Ventures I, LLC agreement to convert all of its outstanding Series I and Series II Preferred Stock into shares of Common Stock upon the earlier of either (a) the maturity date of each security or (b) the closing of any approved transaction with Maxim Group, LLC, as follows:

1.
For your shareholders who invested in your fund at a $1.50 per share of common stock, the Company will provide an additional warrant at a strike price equal to the value of the securities in any subsequent offering completed by Maxim in the event such offering is at a price point below $1.50 per share of common stock.

2.
For warrants attached to securities owned by Brightline which have not yet been converted, all such warrants will be amended to include a cashless exercise provision on terms set forth in the attached Amendment No. 1.

3.	For warrants attached to securities which have already been converted by Brightline, 50% of such warrants will be amended to include the same cashless exercise provision as set forth above.

4.	The Company shall extend these same terms (as set forth in paragraphs 2 and 3 above) to all parties who currently have warrants attached to securities which have not yet been converted.

 Please indicate your acceptance of this agreement by executing the signature line below.  If you have any questions, please call us at 847.549.6002.

Best Regards,

s/Brian Chaiken

Brian Chaiken
Chief Financial Officer

s/Edward Smith
Edward Smith
Brightline Ventures I, LLC

Amendment No. 1 to Brightline Warrants

Section 5 of the Brightline Warrants shall be amended to state as follows:

(a) Cashless Exercise.  The Holder shall have the right to convert this Warrant (the “Conversion Right”) into Warrant Shares as provided in this Section 5 at any time or from time to time beginning on the 6-month anniversary of the date of this Warrant and ending at the expiration of the Exercise Period.  Upon exercise of the Conversion Right with respect to shares subject to the Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) that number of fully paid and nonassessable Warrant Shares computed using the following formula:

X = Y (A - B)
                          A

Where:                   X =           the number of Warrant Shares to be delivered to the Holder;

Y =           the number of Converted Warrant Shares;

A =           the fair market value of one Warrant Share on the Conversion Date (as defined below); and

B =           the Exercise Price (as adjusted on the Conversion Date).

No fractional shares shall be issuable upon exercise of the Conversion Right, and if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as defined below).  Shares issued pursuant to the Conversion Right shall be treated as if they were issued upon the exercise of the Warrant.

(b) Method of Exercise.  The Conversion Right may be exercised by the Holder by the surrender of the Warrant at the principal office of the Company together with a written statement specifying that the Holder thereby intends to exercise the Conversion Right and indicating the total number of shares under the Warrant that the Holder is exercising through the Conversion Right.  Such conversion shall be effective upon receipt by the Company of the Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”).  Certificates for the shares issuable upon exercise of the Conversion Right shall be delivered to the Holder promptly following the Conversion Date.

(c) Determination of Fair Market Value.  For purposes of this Section 5, fair market value of a Warrant Share on the Conversion Date shall be determined as follows:

(i) If this Warrant is to be exercised contingent upon and effective immediately prior to the initial public offering of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “Initial Public Offering”), the fair market value of a Warrant Share shall be deemed to be equal to the price per share to the public of the shares of Common Stock sold in the Initial Public Offering as set forth on the front cover of the final prospectus relating to the Initial Public Offering;

(ii) If the Common Stock is traded on a stock exchange or the Nasdaq Stock Market (or a similar national quotation system), the fair market value of a Warrant Share shall be deemed to be the average of the closing selling prices of the Common Stock on the stock exchange or system determined by the Board to be the primary market for the Common Stock over the ten (10) trading day period ending on the date prior to the Conversion Date, as such prices are officially quoted in the composite tape of transactions on such exchange or system;

(iii) If the Common Stock is traded over-the-counter, the fair market value of a Warrant Share shall be deemed to be the average of the closing bid prices (or, if such information is available, the closing selling prices) of the Common Stock over the ten (10) trading day period ending on the date prior to the Conversion Date, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system ; and

(iv) If there is no public market for the Common Stock, then the fair market value of a Warrant Share shall be determined by the Board of Directors of the Company in good faith and, upon request of the Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 15 days after such request, notify the Holder of the Fair Market Value per share of Common Stock.